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                                   EXHIBIT 11
                   HANOVER FOODS CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share

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                                                  Thirteen Weeks Ended
                                      August 30, 1998           August 31, 1997
                                      ---------------           ---------------

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Earnings:


Net Earnings                               $ 1,636,000             $ 1,527,000


Preferred stock dividends                  $   (12,000)            $    (8,000)
                                           -----------             -----------

Net earnings applicable to common stock    $ 1,624,000             $ 1,519,000
                                           -----------             -----------

SHARES

Weighted average number
   of shares outstanding
         Basic                                 717,703                 719,496
                                           -----------             -----------
SHARES

Weighted average number
   of shares outstanding
         Diluted                               732,224                 725,282
                                           -----------             -----------

Net earnings per share
         Basic                             $      2.26             $      2.11
                                           -----------             -----------
Net earnings per share
         Diluted                           $      2.23             $      2.11
                                           -----------             -----------
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